As filed with the Securities and Exchange Commission on November 15, 2006

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NOVELIS INC.

(Exact name of registrant as specified in its charter)

Canada	98-0442987
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

3399 Peachtree Road, NE, Suite 1500

Atlanta, Georgia 30326

(Address, including zip code, of Principal Executive Offices)

Novelis Inc. 2006 Incentive Plan

(Full title of the plan)

Leslie J. Parrette, Jr., Esq.

General Counsel

Novelis Inc.

3399 Peachtree Road, NE, Suite 1500

Atlanta, Georgia 30326

(404) 814-4200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey T. Haughey, Esq.

Blackwell Sanders Peper Martin LLP

Plaza Colonnade

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

(816) 983-8000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, no par value	7,000,000	$24.60	$172,200,000	$18,425.40

(1)

Includes a common share purchase right attached to each common share pursuant to Novelis Inc.’s Shareholder Rights Agreement. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Also covers any additional common shares that may be issued as the result of any future stock split, stock dividend or other anti-dilution provision.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) and (h) under the Securities Act of 1933. The maximum offering price per share is based on the average of the high and low prices of the common shares reported on the New York Stock Exchange on November 13, 2006.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, this Registration Statement omits the information specified in Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by Novelis Inc. (the “Company”) are incorporated in this Registration Statement on Form S-8 by reference:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;
2.	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;
3.

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2005, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference; and

4.

The description of common shares and purchase rights associated with such shares contained in the Company’s Registration Statement on Form 10 filed pursuant to Section 12 of the Exchange Act, including the information statement filed as Exhibit 99.1 thereto, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Leslie J. Parrette, Jr., General Counsel of the Company, will issue an opinion as to the legality of the securities registered hereunder. Mr. Parrette has the right to acquire (i) 38,090 common shares of the Company pursuant to non-qualified stock options that vest ratably in 25% increments over the four year period measured from October 26, 2006 and (ii) 9,000 common shares of the Company pursuant to a recognition award that vests as to 50% of the common shares on each of December 31, 2007 and December 31, 2008.

Item 6. Indemnification of Directors and Officers

The Canada Business Corporations Act (the “Act”), the governing act to which the Company is subject, provides that,

(1) a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2) a corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in paragraph (1). However, the individual shall repay the moneys if he or she does not fulfill the conditions of paragraph (3).

(3) a corporation may not indemnify an individual under paragraph (1), unless the individual:

(a)  acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request; and

(b)  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4) a corporation may with the approval of a court indemnify a person referred to in paragraph (1), or advance moneys under paragraph (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in paragraph (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfils the conditions set out in paragraph (3).

(5) despite paragraph (1), an individual referred to in paragraph (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in paragraph (1), if the individual seeking indemnity:

(a)  was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)  fulfils the conditions set out in paragraph (3).

The Directors’ Standing Resolution pertaining to indemnification of directors and officers of the corporation represents, in general terms, the extent to which directors and officers may be indemnified by the Company under the Act. This resolution provides as follows:

”14. (1) INDEMNITY - Subject to the limitations contained in the governing Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Corporation’s request as a Director or Officer of a body corporate of which the Corporation is or was a Shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the

Corporation or at the Corporation’s request on behalf of any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or other proceeding to which he is made a party by reason of being or having been a Director or Officer of the Corporation or such body corporate or by reason of having undertaken such liability.

(2) ADVANCE OF COSTS - The Corporation shall advance moneys to a Director, Officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

(3) LIMITATION - The Corporation may not indemnify an individual under subsection (1) unless the individual:

(a) acted honestly and in good faith with a view to the best interests of the Corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.”

The Company also has an insurance policy covering directors and officers of the Company and of its subsidiaries against certain liabilities which might be incurred by them in their capacities as such, but excluding those claims for which such insured persons could be indemnified by the Company or its subsidiaries.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

4.1	Restated Certificate and Articles of Incorporation of Novelis Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by Novelis Inc. on January 7, 2005 (File No. 001-32312)).

4.2	By-law No. 1 of Novelis Inc. (incorporated by reference to Exhibit 3.2 to the Form 10 filed by Novelis Inc. on November 17, 2004 (File No. 001-32312)).

4.3

Shareholder Rights Agreement between Novelis Inc. and CIBC Mellon Trust Company (incorporated by reference to Exhibit 4.1 to the Form 10-K filed by Novelis Inc. on March 30, 2005 (File No. 001-32312)).

5.1	Opinion of Leslie J. Parrette, Jr.

23.1	Consent of Leslie J. Parrette, Jr. (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in signature page of Registration Statement).

Item 9. Undertakings

(A)	The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 15, 2006.

NOVELIS INC.

By:	/s/ William T. Monahan
William T. Monahan Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William T. Monahan or Leslie J. Parrette, Jr., or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 15, 2006:

Signature	Title

/s/ William T. Monahan	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
William T. Monahan

/s/ Rick Dobson	Chief Financial Officer (Principal Financial Officer)
Rick Dobson

/s/ Robert M. Patterson	Vice President and Controller (Principal Accounting Officer)
Robert M. Patterson

/s/ Edward A. Blechschmidt	Director
William T. Monahan

/s/ Charles G. Cavell	Director
Charles G. Cavell

Signature	Title

/s/ Clarence J. Chandran	Director
Clarence J. Chandran

/s/ C. Roberto Cordaro	Director
C. Roberto Cordaro

/s/ Helmut Eschwey	Director
Helmut Eschwey

/s/ David J. FitzPatrick	Director
David J. FitzPatrick

/s/ Suzanne Labarge	Director
Suzanne Labarge

/s/ Rudolf Rupprecht	Director
Rudolf Rupprecht

/s/ Kevin M. Twomey	Director
Kevin M. Twomey

/s/ John D. Watson	Director
John D. Watson

/s/ Edward V. Yang	Director
Edward V. Yang

Index of Exhibits

Exhibit Number	Document

4.1	Restated Certificate and Articles of Incorporation of Novelis Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by Novelis Inc. on January 7, 2005 (File No. 001-32312)).

4.2	By-law No. 1 of Novelis Inc. (incorporated by reference to Exhibit 3.2 to the Form 10 filed by Novelis Inc. on November 17, 2004 (File No. 001-32312)).

4.3

Shareholder Rights Agreement between Novelis Inc. and CIBC Mellon Trust Company (incorporated by reference to Exhibit 4.1 to the Form 10-K filed by Novelis Inc. on March 30, 2005 (File No. 001-32312)).

5.1	Opinion of Leslie J. Parrette, Jr.

23.1	Consent of Leslie J. Parrette, Jr. (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in signature page of Registration Statement).